Kshitij Mohan, Ph. D.
Chairman and CEO
240-499-2680
or
Ron Stabiner
The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

CYTOMEDIX APPOINTS MARTIN P. ROSENDALE EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

Rockville, MD, March 17, 2008 – Cytomedix, Inc. (AMEX: GTF), today announced the appointment of Martin P. Rosendale, an industry veteran with more than 25 years experience in the biotechnology sector, to the newly created position of Executive Vice President and Chief Operating Officer.

"We are delighted to have an executive of Mr. Rosendale's caliber join our senior management team. His strong operational skills and proven tack record in sales and marketing management will fill an essential and strategically important role as we enhance our sales efforts and other operating functions," stated Dr. Kshitij Mohan, Chairman and Chief Executive Officer of Cytomedix. "His extensive medical industry experience with an emphasis in the areas of biologics, diagnostics and therapeutics, will be invaluable as we prepare for the anticipated growth from the launch, now underway, of our AutoloGel™ System. We are initially targeting large but non Medicare-sensitive markets including the Long-Term Acute Care Hospitals and Veteran Administration Hospitals where, we believe, there is a strong need for the AutoloGel™ System for use on a variety of chronic wounds. Martin is joining the Company at an opportune time as we move from the development and regulatory clearance phase for the AutoloGel System to its sales and marketing for use on chronic wounds."

Reporting directly to Dr. Mohan, Mr. Rosendale will be responsible for the Company's operational aspects including sales and marketing, manufacturing, business development and administrative operations, and will assist and support the research and development activities.

"I am excited to be assuming this new role at Cytomedix," Mr. Rosendale said. "I believe the AutoloGel™ System is an elegant and sophisticated technology with excellent growth prospects and look forward to the opportunity of helping Cytomedix achieve its goals."

Mr. Rosendale's career includes 10 years with the American Red Cross' Biomedical Services, Washington, D.C., where he was elevated to National Sales Director, Business Development, having managed some 110 employees with responsibility for $1 billion in revenue and achieving sales growth every year in each category comprising $790 million in blood and blood components, $180 million in plasma biologics, and $30 million in human tissue products. He also launched three new products, contracted with all major group purchasing organizations and implemented Customer Relationship Management (CRM) systems nationwide.

Most recently, Mr. Rosendale was Chief Executive Officer of Core Dynamics, a biotechnology company based in Rockville, Md., specializing in cryopreservation technology, where he played a vital role in the development

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of a human cartilage product and a red blood cell product with long-term storage capabilities, including having developed clinical and regulatory plans, managed communications with the FDA, and initiated clinical studies, while preparing for commercialization of the products. In addition, he was responsible for raising investment capital, initiating strategic partnerships, obtaining government grants/contracts and initiated a research collaboration with a Fortune 100 healthcare company.

Prior to Core Dynamics, Mr. Rosendale served as Senior Vice President and General Manager of ZLB Bioplasma, based in Glendale, Ca., where he was recruited to launch this new biologics company and major supplier of human intravenous immunoglobin (IVIG) and other specialty plasma-derived products for the U.S. market . During his nearly three and a half year tenure at ZLB Bioplasma, he produced double-digit market share growth every year while building a highly qualified team, having exceeded $135 million in revenue in the first year of sales with growth to $172 million, or 20% market share in less than three years. Following the acquisition of a competitor, he facilitated the integration of the domestic commercial organizations while maintaining the combined revenues of $500 million.

Mr. Rosendale received a Bachelor of Science degree in Microbiology from California State University, Long Beach, in 1982. He is a member of a number of professional industry associations and has been published in various industry journals.

ABOUT CYTOMEDIX

Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for use on wounds and other applications. The current offering is the AutoloGel™ System, a process that utilizes an autologous platelet gel composed of multiple growth factors, other platelet releasates, and fibrin matrix. Additional information regarding Cytomedix is available at: http://www.cytomedix.com.

SAFE HARBOR STATEMENT

All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, including among others, the success of sales initiatives, governmental regulation, acceptance by the medical community and competition, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, as updated, from time to time, in the Company's Quarterly Reports on Form 10-Q. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, as well as other public filings with the SEC since such date.

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